UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor, New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2012, the Board of Directors (the “Board”) of XO Group Inc. (the “Company”), acting pursuant to authority granted by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, increased the size of the Board from five to six members. The Board appointed Elizabeth Schimel as a Class III director to the directorship created by the increase. As a Class III director, Ms. Schimel’s term of office will expire at the Company’s 2014 Annual Meeting of Stockholders.

The Board also appointed Ms. Schimel to the Board’s Audit Committee, replacing Ira Carlin. Mr. Carlin remains a director on the Board, where he will continue to serve as Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Ms. Schimel is Executive Vice President and Chief Digital Officer at the Meredith National Media Group, a division of Meredith Corporation, a position she has held since June 2011.

In the last fiscal year, the Company has not engaged in any transaction in which Ms. Schimel or a person related to Ms. Schimel had a direct or indirect material interest. There is no arrangement or understanding between Ms. Schimel and other persons pursuant to which Ms. Schimel was selected as a director.

On August 8, 2012, the Company issued a press release that included an announcement of the Board’s appointment of Ms. Schimel. A copy of the Company’s press release is attached as Exhibit 99.1 hereto, and is incorporated by reference into this report.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.	The following documents are included as exhibits to this report:

99.1	Press Release dated August 8, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC. (Registrant)

Date: August 8, 2012	By:	/s/ JOHN P. MUELLER
John P. Mueller
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated August 8, 2012.